SMSC Reports First Quarter Fiscal Year 2010 Financial Results

Hauppauge, N.Y. – June 25, 2009 – SMSC (NASDAQ: SMSC) today announced financial results for its first quarter of fiscal 2010, ended May 31, 2009.

Highlights:

•	First quarter fiscal 2010 revenues increased 22 percent sequentially to $62.5 million, above high end of guidance,

•	Non-GAAP gross margin increased 150 basis points sequentially to 47.0 percent,

•	Increased cash and investments by $9 million, before $4.2 M of cash-out related to restructuring,

•	Expect a 9-15 percent sequential increase in second quarter fiscal 2010 revenues.

“We are encouraged by continued signs of health in the PC market, with increasing end customer demand for both commercial and low-end PCs,” said Christine King, President & Chief Executive Officer. “The PC business was the primary driver of SMSC’s strong sequential revenue growth in the first quarter of fiscal 2010. It also contributed to a healthier sequential non-GAAP gross margin, despite SMSC’s large inventory reduction during the quarter. The consumer market in general also appears to be strengthening in Japan and Europe following improvements in North America and Asia. We are seeing promising indicators that the semiconductor market will deliver more normal seasonal patterns in the second half of the calendar year.”

Ms. King continued, “Our cost reduction initiatives are successfully contributing to our efforts to return to profitability. Supplementing these efforts, we are announcing our intention to relocate certain of our New York production test operations to Asian suppliers. The transfer of these operations is expected to result in at least 100 basis points of non-GAAP gross margin improvement once complete at the end of fiscal 2010. With continued sales improvements and a lean cost structure, we expect non-GAAP net income to return to positive levels in the second half of the fiscal year.”

Total revenues for the first quarter of fiscal 2010 were $62.5 million, an increase of 22 percent sequentially and a decrease of 33 percent when compared to the same period in the prior year.

The GAAP net loss for the first quarter of fiscal 2010 was $9.2 million, or $0.42 per diluted share, compared to GAAP net income of $4.5 million or $0.20 per diluted share for the same period in the prior year. The GAAP net loss includes an additional restructuring charge of $0.2 million (before tax) associated with the cost reduction actions announced on January 14, 2009 and a charge of $2.1 million related to the anticipated settlement of the OPTi, Inc. patent infringement lawsuit. The non-GAAP net loss for the first quarter of fiscal 2010 was $3.3 million or $0.15 per diluted share, compared to non-GAAP net income of $9.0 million or $0.39 per diluted share in the first quarter of fiscal 2009.

During the first quarter of fiscal 2010, the Company generated $3.4 million in cash from operations, and the sum of cash and long-term investments increased by $4.8 million from $166.4 million at February 28, 2009 to $171.2 million. For the three months ended May 31, 2009, $8.0 million of auction rate securities were redeemed at par, as well as an additional $0.9 million to date in the second quarter of fiscal 2010.

Business Outlook
Looking ahead to the second quarter of fiscal 2010, the Company expects:

•	Revenues in the range of $68 to $72 million,

•	Non-GAAP gross margin up 50 to 150 basis points sequentially,

•	Non-GAAP operating expenses approximately flat from the first quarter of fiscal 2010,

•	Non-GAAP loss per diluted share in the range of $0.00 to $0.08,

•	Cash and investments flat, except for nonrecurring items.

The unaudited non-GAAP financial measures in this release, including the business outlook, exclude charges and credits for stock appreciation rights (SARs) and stock options associated with the accounting pursuant to SFAS 123R, the amortization of acquired intangible assets, restructuring and litigation settlement expenses.

Conference Call and Webcast Information
Christine King, President and Chief Executive Officer of SMSC, will host a conference call and web simulcast on June 25, 2009 at 5 P.M. ET, to discuss the Company’s first quarter and fiscal 2010 financial results and its business outlook. The teleconference may be accessed by dialing 1-877-852-6576 in the U.S. or 719-325-4757 from outside of the U.S. A replay of the call will also be available. The live call and replay teleconference confirmation code is 6502347. A web simulcast and replay will be available under the investor relations section of the Company’s web site at www.smsc.com.

Use of Non-GAAP Financial Information
Included within the press release are non-GAAP financial measures that supplement the Company’s Condensed Consolidated Income Statements prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude certain charges. In the schedules attached to this press release, the non-GAAP measures have been reconciled to and should be considered together with the Condensed Consolidated Income Statements.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information assists in evaluating operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures. SMSC also presents unaudited non-GAAP supplemental vertical market information to provide additional insight into underlying operating performance on a comparable basis. Guidance is presented on a non-GAAP basis only, given that the GAAP basis charges for equity-based compensation related to SARs cannot be projected reasonably.

Forward Looking Statements
Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, commodity prices, interest rates and foreign exchange, potential investment losses as a result of liquidity conditions, the effects of changing economic and political conditions in the market domestically and internationally and on our customers; our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company’s reports filed with the SEC. Investors are advised to read the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.

About SMSC
Many of the world’s most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC’s application focus targets key vertical markets including consumer electronics, automotive infotainment, PC and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal system controllers, non-PCI Ethernet, ARCNET, MOST® and Hi-Speed USB.

SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

SMSC and MOST are registered trademarks of Standard Microsystems Corporation.

Contact
Carolynne Borders
Senior Director,
Corporate Communications & Investor Relations
Phone: 631-435-6626
carolynne.borders@smsc.com

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	May 31,
	2009	2008
Sales and revenues	$62,479	$92,790
Costs of goods sold	34,680	45,646

Gross profit	27,799	47,144
Costs and expenses:
Research and development	18,466	18,335
Selling, general and administrative	21,659	24,092
Restructuring charges	221	—
Settlement charge	2,050	—
(Loss) income from operations	(14,597)	4,717
Interest income	430	1,743
Interest expense	(20)	(72)
Other expense, net	(294)	(155)

(Loss) income before (benefit) provision for income taxes	(14,481)	6,233
(Benefit) provision for income taxes	(5,285)	1,755

Net (loss) income	$(9,196)	$4,478

Basic net (loss) income per share:	$(0.42)	$0.20

Diluted net (loss) income per share:	$(0.42)	$0.20

Weighted average common shares outstanding:
Basic	21,901	22,456
Diluted	21,901	22,887

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	May 31,	February 28,
	2009	2009
Assets
Current assets:
Cash and cash equivalents	$108,681	$97,156
Accounts receivable, net	37,058	26,799
Inventories	45,508	53,413
Deferred income taxes	18,092	14,155
Other current assets	9,374	13,658

Total current assets	218,713	205,181

Property, plant and equipment, net	65,107	65,635
Goodwill	44,321	44,321
Intangible assets, net	27,841	27,413
Long-term investments	62,474	69,223
Deferred income taxes	16,198	14,123
Other assets	3,741	3,790

Total assets	$438,395	$429,686

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$18,273	$12,881
Deferred income on shipments to distributors	14,620	11,278
Accrued expenses, income taxes and other liabilities	36,217	35,136

Total current liabilities	69,110	59,295

Deferred income taxes	6,462	5,958
Other liabilities	15,891	15,625

Shareholders’ equity:
Preferred stock	—	—
Common stock	2,646	2,642
Additional paid-in capital	327,839	325,596
Retained earnings	115,446	124,642
Treasury stock, at cost	(101,199)	(101,199)
Accumulated other comprehensive income	2,200	(2,873)

Total shareholders’ equity	346,932	348,808

Total liabilities and shareholders’ equity	$438,395	$429,686

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Three Months Ended May 31,
	2009	2008
Gross profit – GAAP basis	27,799	47,144
Stock-based compensation	550	458
Amortization of intangible assets	1,025	1,287

Gross profit– non-GAAP basis	29,374	48,889

(Loss) income from operations – GAAP basis (a)	$(14,597)	$4,717
Non-GAAP adjustments:
Stock-based compensation included in: (a)
Costs of goods sold	550	458
Research and development	1,482	1,655
Selling, general and administrative	3,393	3,202

	5,425	5,315
Amortization of intangible assets included in:
Costs of goods sold	1,025	1,287
Selling, general and administrative	482	493
Restructuring charges	221	—
Settlement charge	2,050	—
(Loss) income from operations – non-GAAP basis	$(5,394)	$11,812

Net (loss) income – GAAP basis	$(9,196)	$4,478
Non-GAAP adjustments (as scheduled above)	9,203	7,095
Tax effect of non-GAAP adjustments	(3,313)	(2,554)

Net (loss) income – non-GAAP basis	$(3,306)	$9,019

GAAP net (loss) income per share – diluted	$(0.42)	$0.20

Non-GAAP net (loss) income per share – diluted	$(0.15)	$0.39

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity, and that these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a)	To eliminate compensation expense for Stock Appreciation Rights (“SARs”) and stock options as recorded under GAAP applicable in each period presented. Cash paid in connection with exercises of SARs totaled a negligible amount and $0.3m, in the three month periods ended May 31, 2009 and 2008, respectively. The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they are issued primarily in connection with the Company’s annual employee incentive compensation program.